Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-248976) of Digital Media Solutions, Inc. of our report dated March 16, 2021, with respect to the consolidated financial statements of Digital Media Solutions, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.
/s/ Ernst & Young LLP

Tampa, Florida
March 16, 2021